Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDMENT NUMBER 1 TO THE

SECOND AMENDED AND RESTATED REALD SYSTEM LICENSE AGREEMENT

This Amendment Number 1 to the Second Amended and Restated RealD System License Agreement (this “Amendment”) is entered into as of July 28, 2011 (the “Amendment Effective Date”) by and between RealD Inc., a Delaware corporation with a principal place of business at 100 N. Crescent Drive, Suite 120, Beverly Hills, CA  90210 (“RealD”), and American Multi-Cinema, Inc., a Missouri corporation with a principal place of business at 920 Main Street, Kansas City, Missouri  64105 (“Licensee”), and amends the Second Amended and Restated RealD System License Agreement between RealD and Licensee dated May 9, 2010 (as amended, the “Agreement”).  Each of RealD and Licensee are referred to herein as a “Party” and collectively as the “Parties”.  Capitalized terms used in this Amendment shall have the meaning ascribed to such terms in the Agreement, unless otherwise defined herein.

RECITALS

WHEREAS, Licensee expects to have leased approximately 1,500 RealD Systems from RealD as of the Amendment Effective Date, and expects to lease up to an additional 1,000RealD Systems from RealD by December 31, 2018;

WHEREAS, the Parties desire to amend the Agreement to provide for the leasing of RealD’s RealD Live technology as part of the RealD System, and to provide for rental payments from Licensee to RealD for 3D content exhibited in Licensee’s theaters utilizing the RealD Live technology; and

WHEREAS, RealD and Licensee desire to amend the Agreement as more particularly described herein to govern Licensee’s use of all RealD Systems installed in Licensee’s Auditoriums as of the Amendment Effective Date, and for RealD Systems installed subsequent to the Amendment Effective Date but prior to December 31, 2018, up to an aggregate of 2,500 RealD Systems.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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1.              RealD Live.

(a)           “RealD Live” means (a) a hardware solution that is installed between a satellite receiver and the RealD System (the “RealD LIVE Hardware”) and/or (b) a software solution that is installed on the server or other hardware product used in conjunction with the RealD System (the “RealD LIVE Software”), in each case for the display of live event Alternative Content broadcasts.  RealD Live shall be included in the list of Equipment available for leasing to Licensee and set forth on Schedule A of the Agreement; provided that Lessee must ensure each of the following, and provided further that RealD shall have no obligation or liability for, or in connection with, the absence of any of the following:

(i)            a functioning satellite receiver is installed and operational permitting the receipt of any Alternative Content to be displayed using RealD Live;

(ii)           all necessary electric and communication wiring, connections and supplies being present and operational;

(iii)          with respect to the RealD Live Software, a functioning server or other hardware device permitting the installation of the RealD Live Software thereon being installed and operational;

(iv)          all necessary subscriptions to content services for the permitted receipt of Alternative Content to be displayed using RealD Live, and all licenses and permissions for the display of any such Alternative Content; and

(v)           the maintenance of any of the items indicated above.

(b)           Failure of Lessee’s ability to use RealD Live as a result of the lack of any of the items set forth in Section 1(a) shall not give Lessee any right or remedy against RealD.

(c)           Notwithstanding anything in the Agreement to the contrary, for each paid admission [***] to the exhibition of an Alternative Content show for which Licensee utilizes RealD Live, Licensee will pay to RealD [***].

(d)           Licensee will include an itemized report of [***] on all reports that Licensee provides under Section 5.2 of the Agreement, and RealD will invoice Licensee for amounts owed in respect of such Alternative Content in accordance with the provisions of Section 5.2.

2.             Concurrent Terms for Up To 2,500 RealD Systems.  Section 9.1 of the Agreement is deleted in its entirety, and replaced with the following:

9.1           Term.  This Agreement shall commence and become effective on the Effective Date, and continue until December 31, 2018, unless terminated earlier as provided under this Agreement (the “Initial Term”), and shall automatically renew for successive one (1) year terms (“Renewal Terms”) unless a party provides written notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or thereafter, sixty (60) days prior to the expiration of the then current Renewal Term, if any.  The Initial Term and any Renewal Term are collectively referred to as the “Term”.

3.             Additional Systems.   Notwithstanding anything in the Agreement to the contrary, the terms of this Agreement shall only apply with respect to the initial twenty-five hundred (2,500) RealD Systems leased by Licensee from RealD hereunder prior to December 31, 2018.   In the event Licensee desires to lease additional RealD Systems beyond the initial twenty-five hundred RealD Systems, or in the event Licensee desires to lease additional RealD Systems subsequent to December 31, 2018, any such leases may be accomplished only pursuant to a separate written agreement or written amendment to this Agreement, in either case, duly executed by both Parties.

4.             [***]

5.             Counterparts.  This Amendment may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  This Amendment may be delivered by facsimile.

6.             Applicable Law.  This Amendment shall be governed by the laws of the State of California, without regard to conflict of law principles.

7.             Severability.  If any provision of this Amendment is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Amendment unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

8.             Entire Agreement.  Except as herein expressly amended, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect, and all references therein to such Agreement shall henceforth refer to the Agreement, as amended by this Amendment.  This Amendment shall be deemed incorporated into, and a part of, the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their authorized representatives as of the Amendment Effective Date.

REALD INC.

By:	/s/ Craig Gatarz
Craig Gatarz
Executive Vice President and General Counsel

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Elizabeth Frank

Name:	Elizabeth Frank

Title:	SVP Strategy & Strategic Partnerships